Exhibit 99.1

For Immediate Release

New Credit Leadership at Plumas Bank Reinforces Strength, Experience and Growth

Quincy, Calif. (Jan. 2, 2026) — Plumas Bank, a wholly-owned subsidiary of Plumas Bancorp, has announced recent changes to its credit administration leadership team. Effective Jan. 1, 2026, Kevin Kaiser, formerly senior vice president and credit administrator, has been promoted to executive vice president and chief credit officer. In addition, Ryan Riggan, formerly senior vice president and SBA credit manager, has assumed the role of credit administrator. Former Executive Vice President and Chief Credit Officer Jeff Moore announced his planned career retirement in October 2025, and Kaiser was named his successor. Moore’s last day was December 31, 2025.

Kaiser, who joined Plumas Bank in 2014, offers extensive experience in commercial and agricultural lending and a deep knowledge of the bank’s markets gained during nearly 40 years in the industry. As credit administrator, he worked alongside Moore, building strong relationships and institutional knowledge. In his role as chief credit officer, Kaiser now provides steady leadership for portfolio management, special assets, loan documentation, credit services, and loan servicing. Kaiser earned his bachelor’s degree from California State University, Chico, in Agricultural and Business Management, and he is a graduate of Pacific Coast Banking School. He is based in Chico, California.

Riggan, who joined the bank in 2016, now serves as senior vice president and credit administrator supporting the credit team’s continued progress. With nearly 25 years’ experience at national and regional financial institutions, Riggan has played a key role at Plumas Bank including updating government-guaranteed credit policies. Riggan earned his bachelor’s degree in management at University of Nevada, Reno, and is graduate of the Graduate School of Banking at Colorado. Riggan is based in Reno, Nevada.

“These changes reinforce our long-term strategy to drive sustainable growth, manage risk effectively, and deliver value to our clients and shareholders,” said Andrew J. Ryback, president and chief executive officer of Plumas Bank. “By promoting experienced leaders from within our organization, we ensure business continuity and strengthen our ability to execute on strategic priorities. With Jeff’s outstanding legacy and the leadership and expertise of Kevin and Ryan, Plumas Bank remains well positioned to support our clients, communities and investors into the future.”

This leadership transition comes as Plumas Bank recently celebrated its 45th anniversary, a testament to the institution’s enduring strength, stability, and commitment to the communities it serves. The transition underscores Plumas Bank’s strategy of advancing experienced team members who exemplify the reliability and dedication valued by clients and investors.

About Plumas Bank
Founded in 1980, Plumas Bank is a locally managed, full-service community bank headquartered in Quincy, California. The bank’s holding company, Plumas Bancorp [PLBC], was formed in 2002 and entered the Nasdaq small cap market in 2005. Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bank operates nineteen branches: seventeen located in the California counties of Butte, Lassen, Nevada, Modoc, Plumas, Placer, Shasta, Sutter and Tehama, and two branches located in Nevada in the counties of Washoe and Carson City. The bank also operates loan production offices in the California county of Placer and the Oregon county of Klamath. Plumas Bank offers a wide range of financial services to consumers and businesses. It has received nationwide Preferred Lender status with the United States Small Business Administration with an SBA lending office serving seven western states. Member FDIC. Equal Housing Lender. For more information on Plumas Bank, visit plumasbank.com.

Media Contact:

Jamie Huynh
Assistant Corporate Secretary & Investor Relations Coordinator
Plumas Bank
5525 Kietzke Lane Ste. 100
Reno, NV 89511
775.786.0907 x8908
investorrelations@plumasbank.com